Exhibit 5

                     [LETTERHEAD OF SHUSTAK JALIL & HELLER]


                                February __, 2001


Board  of  Directors
Victor  Ebner  Enterprises  Inc.
545  Madison  Avenue
New  York,  New  York  10022

Ladies  and  Gentlemen:

     This letter is in reference to the Registration Statement on Form S-4 dated February __, 2001, filed by Victor Ebner Enterprises Inc. (the "Company") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Registration Statement"). The Registration Statement relates to 50,000 shares of Common Stock, $.001 par value per share (the "Shares"), which Shares are proposed to be offered to the shareholders of In Full Affect, Inc., a Nevada corporation, pursuant to a Plan of Merger, dated as of January 24, 2001, by and between In Full Affect, Inc. and Victor Ebner.

     We have examined such corporate proceedings, records and documents as we considered necessary for the purposes of this opinion. We have relied upon certificates of officers of Victor Ebner where we have deemed it necessary in connection with our opinion.

     Based upon such examination, it is our opinion that the aforementioned Shares, when issued will be validly issued, fully paid and nonassessable under the laws of the State of New York.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Opinion" in the Proxy Statement forming a part of the Registration Statement.

                              Very  truly  yours,

                              Shustak  Jalil  &  Heller


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